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                                                                     EXHIBIT 3.5

              DEAN HELLER
              Secretary of State
[SEAL]        204 North Carson Street, Suite 1
              Carson City. Nevada 89701-4299
              (775) 684 5708
              Website: Secretaryofstate.biz

                                  AMENDMENT TO
                           CERTIFICATE OF DESIGNATION
                       AFTER ISSUANCE OF CLASS OR SERIES
                           (PURSUANT TO NRS 78.1955)

                                                  ABOVE SPACE IS OFFICE USE ONLY

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.

             CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.1955 - AFTER ISSUANCE OF CLASS OR SERIES)

1. Name of corporation: Continental Southern Resources, Inc.

________________________________________________________________________________

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: Series C Convertible Preferred Stock

________________________________________________________________________________

________________________________________________________________________________

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

         SERIES C AMENDMENTS

         The amendments to the Certificate of Designation of Series C Preferred Stock consist of: (i) deleting the defined term "Permitted Repurchases" originally set forth in Section l(j); (ii) deleting the reference to permitted Repurchases from Section l(f) and Section 2 (a), (iii) deleting the prohibition against repurchasing or redeeming any shares of preferred stock or common stock of the corporation originally set forth in Section 6(a); (iv) amending the conversion price set forth in
         Section 5(a) to $1.70; and (v) deleting the anti dilution adjustment provision originally set forth in Section 5(b)(ii). The forgoing is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Designation of Series C Preferred Stock attached hereto as Exhibit A.

5. Effective date of filing (optional): ________________________________________
                                                   [ILLEGIBLE]

6. Officer Signature (Required): /s/ Stephen H. Harrington
                                 __________________________________________
                                 Stephen H. Harrington, President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filling to be rejected.

FILING FEE: $175.00

SUBMIT IN DUPLICATE

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES. SEE ATTACHED FEE SCHEDULE.

                                                                     [ILLEGIBLE]
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                 Amended and Restated Certificate of Designation
                                       of
                      Series C Convertible Preferred Stock
                                       of
                      Continental Southern Resources, Inc.

         FIRST: Of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation, 1,500,000 shares are hereby designated as "Series C Convertible Preferred Stock." The rights, preference, privileges and restrictions granted to and imposed upon the Series C Convertible Preferred Stock are as set forth below:

         1. Definitions. For purposes of this resolution, the following definitions shall apply:

                  (a) "Board" shall mean the Board of Directors of the Corporation.

                  (b) "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Corporation.

                  (c) "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

                  (d) "Conversion Rate" shall mean the Original Issue Price divided by the Conversion Price.

                  (e) "Conversion Price" shall be as set forth in Section 5(a) hereof.

                  (f) "Distribution" shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration regardless of whether such transfer is in the form of a dividend or otherwise (except a dividend in shares of Corporation's stock).

                  (g) "Dividend Rate" shall mean six percent (6%) of the Original Issue Price (as defined below) per share per annum for the Series C Convertible Preferred Stock (as defined below).

                  (h) "Original Issue Date" shall mean the date on which the first share of Series C Convertible Preferred Stock is issued by the Corporation.

                  (i) "Original Issue Price" shall mean $10.00 per share for the Series C Convertible Preferred Stock.

                  (j) "Series A Preferred Stock" shall mean the 8% Series A Preferred Stock, $0.001 par value per share, of the Corporation.

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                  (k)      "Series B Preferred Stock" shall mean the 8% Series B
Preferred Stock, $0.001 par value per share, of the Corporation.

                  (l) "Series C Convertible Preferred Stock" shall mean the 6% Series C Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

         2.       Dividend Rights.

                  (a) Dividend Preference. The holders of issued and outstanding Series C Convertible Preferred Stock shall be entitled to receive, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for the Series C Convertible Preferred Stock, prior and in preference to the payment of any dividend or other Distribution on the Common Stock (other than a Common Stock Dividend) or any series of preferred stock hereafter created (other than the Series A Preferred Stock, Series B Preferred Stock, and any other series which by its terms is pari passu with the Series C Preferred Stock). Such dividends shall accrue on each share of Series C Convertible Preferred Stock from the date on which such share of Series C Convertible Preferred Stock is issued by the Corporation, and shall accrue from day-to-day until paid, whether earned or declared. The dividends shall, at the option of the Corporation, be payable in either (1) cash; or (2) shares of Common Stock (a "Series C Payment-in-Kind"). Each Series C Payment-in-Kind shall be equal in amount to that number of shares of Common Stock determined by dividing the aggregate cash dividends payable with respect to the Series C Convertible Preferred Stock by the average of the closing bid prices of the Corporation's Common Stock during the twenty (20) trading days preceding the date the dividend is declared (each a "Dividend Date") as reported on the primary market or exchange on which the Corporation's Common Stock is then trading. Certificates representing the Common Stock issuable in payment of any Series C Payment-in-Kind shall be delivered to each holder entitled to receive such Series C Payment-in-Kind as soon as practicable after the Dividend Date. Unless the full amount of any accrued and unpaid cumulative dividends accrued on the Series C Convertible Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, no dividend shall be paid or declared, and no Distribution shall be made on any Common Stock (other than a Common Stock Dividend).

                  (b) Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash or shares of Common Stock, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board add back in pay in kind provision.

         3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets"), shall be distributed to stockholders in the following manner:

                  (a) Liquidation Preferences. The holders of each share of Series C Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or preferred stock (other than the Series A Preferred Stock, the Series B Preferred Stock,

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and any other series which by its terms is pari passu with the Series C
Preferred Stock), an amount per share equal to the Original Issue Price of the Series C Convertible Preferred Stock, plus all accrued but unpaid dividends thereon; provided, however, that, all such payments or distributions shall be made on parity with any payments or distributions made to the holders of the Series A Preferred Stock, Series B Preferred Stock and any other series of preferred stock which by its terms is pari passu with the Series C Preferred Stock.

                  (b) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as reasonably determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

                           (1)      The method of valuation of securities not
subject to investment letter or other similar restrictions on free marketability shall be as follows:

                                    (i)      if the securities are then traded
on a national securities exchange or the NASDAQ National Market System (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

                                    (ii)     if actively traded
over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

                                    (iii)    if there is no active public
market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

                           (2)      The method of valuation of securities
subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
Section 3(b)(1)(i),(ii) or (iii) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

         4. Voting Rights. Except as provided by applicable law, the holders of the Series C Convertible Preferred Stock shall have no voting rights.

         5.       Conversion.

                  (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series C Convertible Preferred Stock shall be convertible, at the option of the holder thereof and in the manner hereinafter set forth, into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price in effect on the date of conversion. The initial conversion price shall be $2.00 (the "Conversion Price").

                  (b) The Conversion Price, and the number and kind of securities or property into which the Series C Convertible Preferred Stock may be converted, shall be subject to adjustment from time to time as follows:

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                           (i)      In case the Corporation shall at any time or
from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine or reclassify the outstanding shares of Common stock into a smaller number of shares of Common Stock, in each case,

                                    (A)      the Conversion Price in effect
immediately prior to such dividend, distribution, subdivision, combination or reclassification shall be proportionately adjusted; and

                                    (B)      an adjustment made pursuant to this
clause (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                           (ii) If, at any time after the date hereof and prior
to the effective date of the first registration statement permitting the public resale of all of the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock, the Corporation shall issue any shares of Common Stock at a purchase price less than the Conversion Price in effect on the date of such issuance or issue any debt or preferred stock convertible into shares of Common Stock at an exercise or conversion price, as applicable, less than the Conversion Price in effect on the date of such issuance by means of a public offering or private placement undertaken primarily for capital raising purposes, then in each such case, the Conversion Price shall be reduced to an amount equal to the consideration per share received or receivable by the Corporation for the additional shares of Common Stock issued or to be issued. The foregoing shall not apply to any securities issued by the Corporation pursuant to options, warrants, rights, other convertible securities or other obligations outstanding or in existence as of the date hereof, or issuances for which adjustment is made pursuant to other provisions hereof.

                           (iii) In the case, at any time after the date hereof,
of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series C Convertible Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged multiplied by (B) the number of shares of Common Stock into which a share of Series C Preferred Stock is convertible immediately prior to the consummation of such transaction.

                  (c) In case the Corporation shall be a party to a transaction described in subparagraph (b)(iii) above resulting in the change or exchange of the Corporation's Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b)(iii) transaction until the effective date thereof, each share of Series C Convertible Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock on the

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terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Common Stock as if such holder had been the holder of such shares of Common Stock as of the record date for such change or exchange of the Common Stock.

                  (d) The holder of any shares of Series C Convertible Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at the offices of the Corporation, at 111 Presidential Boulevard, Suite 158A, Bala Cynwyd, PA 19004, or any successor location, a certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer or other taxes payable upon the issuance of shares of Common Stock in such name or names that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Convertible Preferred Stock pursuant hereto. The Corporation will have no responsibility to pay any taxes with respect to the Series C Convertible Preferred Stock. As promptly as practicable, and in any event within three business days after the surrender of such certificate or certificates and the receipt of the Election to Convert, and, if applicable, payment of all transfer or other taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series C Convertible Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series C Convertible Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series C Convertible Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of Series C Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series C Convertible Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

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                  (e)      In connection with the conversion of any shares of
Series C Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Rate.

         6.       Redemption.

                  (a) Redemption Request. All or any portion of the Series C Convertible Preferred Stock may be redeemed upon payment of $10.00 per share of Series C Convertible Preferred Stock, plus accrued and unpaid dividends thereon (the "Redemption Price"), at any time by the Corporation at its sole discretion upon thirty (30) days' written notice to the holders of the Series C Convertible Preferred Stock provided that: (i) the average of the closing bid prices of the Corporation's Common Stock during the twenty (20) trading days preceding the date of the "Redemption Notice" (as hereinafter defined) as reported on the primary market or exchange on which the Corporation's Common Stock is then trading equals or exceeds $6.00 per share; and (ii) the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock are subject to an effective registration statement permitting the public resale of such shares under the Securities Act of 1933, as amended (the "Act"). In the event that the Corporation redeems less than all of the outstanding Series C Convertible Preferred Stock, it shall redeem such shares pro rata among all holders of the Series C Convertible Preferred Stock.

                  (b) Notice of Redemption. Any notice of redemption ("Redemption Notice") given by the Corporation with respect to the Series C Convertible Preferred Stock shall be delivered by mail, first class postage prepaid, to each holder of record (determined at the close of business on the business day preceding the day on which notice is given) of the Series C Convertible Preferred Stock, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the "Redemption Date") not earlier than 30 days after the mailing of the Redemption Notice on which the shares of Series C Convertible Preferred Stock then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Corporation. The Redemption Notice shall call upon each holder of Series C Convertible Preferred Stock to either (i) surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares of Series C Convertible Preferred Stock to be redeemed, or (ii) convert the Series C Convertible Preferred Stock into Common Stock prior to the Redemption Date in accordance with the provisions of Section 5 hereof. If the Corporation elects to redeem shares pursuant to this Section 6 and defaults or fails to perform its redemption obligations in connection therewith, the holders of the Series C Convertible Preferred Stock subject to such redemption shall then have the absolute right to convert such Series C Convertible Preferred Stock into Common Stock in accordance with the provisions of Section 5 hereof and to all other rights hereunder until such time as the Redemption Price applicable to such shares is paid in full.

                  (c) Insufficient Funds. If the funds of the Corporation legally available for redemption of the Series C Convertible Preferred Stock are insufficient to redeem the total number of shares of Series C Convertible Preferred Stock subject to redemption on the Redemption Date, the Corporation shall, prior to redeeming any other series of the Corporation's

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Common Stock or preferred stock (other than the Series A Preferred Stock, the
Series B Preferred Stock, and any other series which by its terms is pari passu with the Series C Preferred Stock), redeem on a pro rata basis from the holders of the Series C Convertible Preferred Stock, from time to time, to the extent the Corporation is legally permitted to do so, and the redemption obligations of the Corporation hereunder will be a continuing obligation until the Corporation 's redemption of all of the remaining shares of Series C Convertible Preferred Stock subject to redemption is complete.

                  (d) Mechanics of Redemption. On the Redemption Date, each holder of outstanding shares of Series C Convertible Preferred Stock subject to redemption shall promptly surrender the certificate or certificates (or affidavit(s) of loss thereof) representing such shares to the Corporation at the Corporation's principal executive office, and thereupon the Corporation shall pay the Redemption Price by cash or wire transfer of immediately available funds to the person whose name appears on the certificate or certificates of the shares of Series C Convertible Preferred Stock, or by certified or bank check payable to the order of such person, that (i) shall not have been converted pursuant to Section 6 hereof, and (ii) shall have been surrendered to the Corporation in the manner and at the place designated in the Redemption Notice. Each stock certificate surrendered for redemption shall be canceled and retired.

         7. No Reissuance of Preferred Stock. No share or shares of Series C Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series C Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78-1955 of the Nevada Revised Statutes.

         IN WITNESS WHEREOF, Stephen P. Harrington has caused this Designation to be executed this ___ day of ____________, 200_.

                                            Continental Southern Resources, Inc.

                                            By:_________________________________
                                               Stephen P. Harrington
                                               Chief Executive Officer

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